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                                                                    EXHIBIT 99.1

*LL&E-ROYALTY TRUST

LL&E ROYALTY TRUST ANNOUNCES TRUST INCOME FOR MARCH 2004

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK - TRUSTEE                                NEWS
_____________________________________________________________RELEASE____________

FOR IMMEDIATE RELEASE


AUSTIN, TEXAS (February 24, 2004) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today the Trust income distribution for the month of March 2004. This distribution represents amounts payable to the Trust with respect to production for the month of December 2003. Unit holders of record on March 5, 2004 will receive a distribution of $1,218,998 or approximately $0.064187 per Unit payable on March 15, 2004.

The Working Interest Owner, under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). According to the most recent reserve report, estimated dismantlement costs are $8.7 million for Jay Field property, $2.3 million for South Pass 89 property and $2.2 million for Offshore Louisiana property. The Working Interest Owner has informed the Trustee that it has elected not to escrow any additional funds at this time. However, the Working Interest Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors, which may warrant a need for additional escrow. To date, the amounts escrowed for future dismantlement costs total approximately $4.5 million for Jay Field property, $2.6 million for South Pass 89 property and $3 million for the Offshore Louisiana property. The amount escrowed on the Offshore Louisiana property exceeds 125% of the estimated future dismantlement costs by approximately $250,000. The Trust Conveyance permits, but does not require, the Working Interest Owner to release the excess escrowed funds, and the Working Interest Owner has informed the Trustee that it does not intend to release any portion of the escrowed funds at this time.

Gross Proceeds prior to deductions for Production Costs for the month of December 2003 by property is as follows: $1,901,139 for Jay Field property, $125,829 for South Pass 89 property, and $954,500 for Offshore Louisiana property.

Production Costs for the month of December 2003 by property is as follows:
$1,397,925 for Jay Field property, South Pass 89 property had a negative net operating expense of $39,244 which was a result of third party credits of $95,553. Actual production costs attributable to the South Pass property for the month of December 2003 was $56,309. Offshore Louisiana properties had negative net production costs of $84,642 due to a one-time credit from the property operator of $124,031. Actual production costs attributable to Offshore Louisiana properties were $39,389 for the Month of December 2003.

There was no deduction made for the Special Cost Escrow in December 2003. Fee Lands Royalties for the month of December 2003 totaled $19,835. Trust related expenses for the month of February 2004 totaled $70,208.
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The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated
above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

The trust income distribution announcement for the month of April will be made on or about March 26, 2004.

CONTACT:    LL&E ROYALTY TRUST
            JPMORGAN CHASE BANK, AS TRUSTEE
            MIKE ULRICH
            (800) 852-1422
            www.businesswire.com/cnn/lrt.htm